UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 30, 2015

Comcast Corporation
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania
(State or Other Jurisdiction of Incorporation)

001-32871		27-0000798
(Commission File Number)		(IRS Employer Identification No.)

One Comcast Center Philadelphia, PA		19103-2838
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 286-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

Comcast Corporation (“Comcast”) and Michael J. Angelakis have entered into an agreement dated as of March 30, 2015 to establish a new, strategic company (the “Company”) focused on investing in and operating growth-oriented companies, both domestically and internationally. Mr. Angelakis will serve as the Company’s Chief Executive Officer, as well as a Senior Advisor to Comcast. The arrangement will be exclusive, with Comcast as the Company’s only non-management investor. The Company will commence operations at such time in 2015 or early 2016 as may be agreed by the parties and will have a term of ten years.

Comcast has committed to invest up to $4 billion in the Company, in exchange for which it will receive non-voting preferred equity interests in the Company and fully exercisable warrants to acquire (at a $0 exercise price and at any time) non-voting Class A common equity interests in the Company. Comcast also will pay an annual $40 million management fee, subject to certain offsets. The capital commitment of the Company’s management team will be up to $100 million (with at least $40 million to be funded by Mr. Angelakis, subject to his continued role with the Company), in exchange for which they will also receive non-voting preferred equity interests and fully exercisable warrants to acquire (at a $0 exercise price and at any time) non-voting Class A common equity interests, each pari passu with Comcast. The Class A common equity interests issued upon exercise of the warrants will represent 87.5% of the Company’s aggregate common equity interests. The Company’s management team will also own 100% of the Company’s voting Class B common equity interests, which, following exercise of the warrants, will represent 12.5% of the Company’s aggregate common equity interests. Comcast will be entitled to terminate its capital commitment if, among other things, Mr. Angelakis is no longer serving as the Company’s Chief Executive Officer or lead investment professional. Interests in the Company will be transferrable only in limited circumstances.

Distributions may be made in respect of the Company’s common equity interests only after the preferred interests and management fees attributable to relevant investments have been repaid in full plus 2% (compounded annually from the time of the relevant investment) and will be subject to reduction if, among other things, the then-current value of the Company’s other (unrealized) holdings is less than the cost basis of those holdings. Distributions will be made as promptly as reasonably practicable upon the receipt of dividends, interest or investment proceeds, provided that the management team, in its discretion, may permit the Company to retain up to $2 billion of such amounts from time to time. Distributed proceeds may be reinvested during the first seven years of the Company, provided that the amount of capital called from Comcast may not exceed $4 billion at any time. In addition, Comcast will have approval rights over certain proposed investments and a right of first offer with respect to all assets of the Company. It is expected that the results of the Company will be consolidated with those of Comcast.

Comcast will provide certain mutually agreed upon administrative services to the Company and its management team on arm’s-length terms. Neither the Company nor the management team may solicit or hire Comcast employees without Comcast’s prior consent.

The Company’s management team will invest in the Company through a management company owned by the management team. Mr. Angelakis will hold a majority of the management company’s voting power and between 20% and 40% of its economic interests during the first five years of the Company’s term and between 20% and 33 1/3% of its economic interests during the final five years of the Company’s term. Mr. Angelakis’ economic interests will vest 20% per year over the five-year period following the commencement of the Company. Mr. Angelakis will receive annual compensation from the Company in respect of his role as Chief Executive Officer of $8 million. He will also receive annual compensation of $100,000 from Comcast in respect of his role as Senior Advisor. The management team and other officers and directors of the Company will be indemnified on standard terms and conditions by the Company.

The foregoing description of the Company does not purport to be complete, and is qualified in its entirety by reference to the full text of the agreement filed herewith as Exhibit 10.1 and incorporated herein by reference.

On March 31, 2015, Comcast issued a press release with respect to the foregoing. A copy of the press release is attached hereto as Exhibit 99.1.

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In order to assume the role of Chief Executive Officer of the Company, Mr. Angelakis will resign from his role as Vice Chairman and Chief Financial Officer of Comcast effective upon the earlier of the date on which Comcast’s new Chief Financial Officer commences employment with Comcast or June 30, 2016. He will remain available to assist Comcast and its new Chief Financial Officer with transitional matters for a mutually agreed period of time. Following his resignation, he will remain eligible to receive his 2015 annual bonus payment and deferred compensation contribution in early 2016 and, until June 30, 2016, the active employee interest crediting rate under Comcast’s deferred compensation plans. Mr. Angelakis will have interests in the Company and be compensated as described above under Item 1.01 of this Current Report on Form 8-K, and, for so long as he continues in his role at the Company, he will continue to vest in outstanding Comcast equity awards in accordance with their terms as if he remained an active employee of Comcast.

Item 9.01(d).  Exhibits.

Exhibit Number	Description
10.1	Agreement dated March 30, 2015
99.1	Press Release dated March 31, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMCAST CORPORATION

Date: March 31, 2015	By:	/s/ Arthur R. Block
Arthur R. Block
Executive Senior Vice President, General Counsel and Secretary